Exhibit 4.3

Execution Version

THIRD AMENDMENT TO CREDIT AGREEMENT

THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of July 31, 2013, among CONSTELLIUM N.V., a Dutch public limited company registered under number 34393663 (the “Dutch Borrower”), CONSTELLIUM FRANCE S.A.S., incorporated and existing under the laws of France, registered under number 672 014 081 RCS Paris (the “French Borrower” and, together with the Dutch Borrower, the “Borrowers”), the Lenders party hereto, and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Dutch Borrower, the French Borrower, the several banks and other financial institutions or entities from time to time parties thereto and the Administrative Agent are parties to that certain Credit Agreement, dated as of May 25, 2012 (as amended by that certain First Amendment to Credit Agreement, dated as of June 26, 2012 and that certain Second Amendment to Credit Agreement, dated as of March 25, 2013 and as may be further amended, amended and restated, supplemented or otherwise modified from time to time through, but not including, the date hereof, the “Credit Agreement”);

WHEREAS, the Borrowers have requested that the Administrative Agent and the Required Lenders agree to amend certain provisions of Credit Agreement as provided for herein; and

WHEREAS, subject to the conditions set forth herein, the Administrative Agent and the Required Lenders are willing to agree to such amendments relating to the Credit Agreement;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Amendments to the Credit Agreement.

(a) The definition of “Qualified Inventory Financing” is hereby amended by adding the words in underlined text and deleting the words in ~~stricken text~~ as follows:

““Qualified Inventory Financing” means one or more financings ~~secured by inventory of Non-U.S. Subsidiaries~~documented (i) on a stand-alone basis or (ii) under the ABL Credit Agreement (as a separate tranche, as a sub-facility or otherwise) that meets the following conditions: (a) the borrower or borrowers under such Qualified Inventory Financing shall be Non-US Subsidiaries; (b) the Dutch Borrower shall have determined in good faith (which determination shall be conclusive) as of the time such financing is agreed to that such financing (including financing terms, covenants, termination events and other provisions that are not substantially identical to those contained in the ABL Credit Agreement) is in the aggregate economically fair and reasonable to the Dutch Borrower or, as the case may be, ~~the~~such Non-U.S. Subsidiary ~~in question~~borrower or borrowers; (~~b~~c) ~~the~~any financing terms, covenants, termination events and other provisions thereof that are not substantially identical to those contained in the ABL Credit Agreement shall be market terms (as determined in good faith by the Dutch Borrower and which determination shall be conclusive) as of the time such financing is agreed to and may include customary undertakings with respect thereto; (~~c~~d) such financing ~~shall be without recourse to the Dutch Borrower and its Restricted Subsidiaries or any property of the Dutch Borrower and its Restricted Subsidiaries (other than the inventory so financed and in respect of any customary undertakings with respect to such~~

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~~financing); provided that (i) the Dutch Borrower may provide an unsecured guarantee with respect to such financing which is subordinated to~~(including any guarantee thereof) may be (i) secured only by (x) inventory of each such Non-U.S. Subsidiary borrower or borrowers, related documents, instruments, chattel paper, accounts and general intangibles that are customary for ‘borrowing base’ financings of inventory or inventory securitizations (as determined by the Dutch Borrower and the Administrative Agent (which determination shall be conclusive)), proceeds (including cash proceeds) of any of the foregoing and deposit accounts that hold solely such proceeds and (y) if such Qualified Inventory Financing is documented under the ABL Credit Agreement, the same Collateral that secures the other obligations under the ABL Credit Agreement (subject, with respect to this clause (y) to the terms of the ABL Intercreditor Agreement) and (ii) guaranteed only by (x) each such Non-U.S. Subsidiary borrower, (y) if such Qualified Inventory Financing is documented under the ABL Credit Agreement, each other Loan Party under and as defined in the ABL Credit Agreement and (z) any other entity that is a Loan Party hereunder, provided that, in the case of this clause (z), such guarantee shall be unsecured (and may rank pari passu with the Loan Document Obligations ~~and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) such guarantee may include customary undertakings with respect thereto; and (d~~) and (e) such financing has an advance rate not to exceed 90% of the net orderly liquidation value of the inventory securing such financings (as determined in the documentation governing such Qualified Inventory Financing) as of the end of the most recent fiscal quarter preceding such date.”

(b) Section 5.01(b) of the Credit Agreement is hereby amended by adding the words in underlined text and deleting the words in ~~stricken text~~ as follows:

“(b) on or before the date that is (i) with respect to the fiscal quarter ending March 31, 2013, 60 days after the end of each such fiscal quarter and (ii) thereafter, ~~50~~65 days after the end of each of the first three fiscal quarters each Fiscal Year, unaudited consolidated balance sheet and related statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the Fiscal Year and results of operations and cash flows of the Dutch Borrower and its Subsidiaries on a consolidated basis in accordance with IFRS consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and accompanied by a customary “management discussion & analysis”;”

(c) Section 6.01(j) of the Credit Agreement is hereby amended by adding the words in underlined text as follows:

“(j) Indebtedness in respect of the ABL Credit Agreement; provided that the aggregate amount of Indebtedness thereunder shall not exceed the greater of (x) $100,000,000 and (y) the then applicable Borrowing Base, in each case, plus the amount of any Qualified Inventory Financing incurred under clause (t) below that is documented under the ABL Credit Agreement (it being understood and agreed that a maximum of $50,000,000 in Qualified Inventory Financing shall be permitted in the aggregate under this clause (j) and clause (t) of this Section);”

(d) Section 6.01(t) of the Credit Agreement is hereby amended by adding the words in underlined text as follows:

“(t) Indebtedness in respect of any Qualified Inventory Financing in an aggregate principal amount at any time outstanding pursuant to this clause (t) not in excess of $50,000,000 (it being understood and agreed that a maximum of $50,000,000 in Qualified Inventory Financing shall be permitted in the aggregate under this clause (t) and clause (j) of this Section);”

(e) Section 6.02(y) of the Credit Agreement is hereby amended by adding the words in underlined text as follows:

“(y) Liens on inventory that is not U.S. Collateral subject to a Qualified Inventory Financing permitted under Section 6.01(t);”

(f) Section 6.02(ff) of the Credit Agreement is hereby amended by adding the words in underlined text as follows:

“(ff) Liens on the U.S. Collateral securing Indebtedness permitted pursuant to Section 6.01(j) or guarantees permitted pursuant to Section 6.01(t); provided that such Liens shall be subject to the ABL Intercreditor Agreement;”

(g) Section 6.08(b)(iv) of the Credit Agreement is hereby amended by adding the words in underlined text and deleting the words in ~~stricken text~~ as follows:

“(iv) with respect to Constellium Holdco II, the incurrence of (A) Indebtedness permitted to be incurred by Constellium Holdco II under Section 6.01, (B) obligations under the Loan Documents and Credit Agreement Refinancing Indebtedness in respect thereof and (C) obligations in respect of its guarantee of (~~w~~v) the ABL Credit Agreement (including any Qualified Inventory Financing incurred or documented thereunder), (~~x~~w) the Senior Swap Obligations, (~~y~~x) obligations (other than Indebtedness for borrowed money) of the Subsidiaries incurred in the ordinary course of such Subsidiaries’ business ~~and~~, (~~z~~y) Qualified Receivables Financings and (z) Qualified Inventory Financings;”

(h) Section 6.08(b)(v) of the Credit Agreement is hereby amended by adding the words in underlined text and deleting the words in ~~stricken text~~ as follows:

“(v) with respect to the Dutch Borrower, the incurrence of (A) Indebtedness permitted to be incurred by the Dutch Borrower under Section 6.01, (B) obligations under the Loan Documents and Permitted Refinancing Indebtedness in respect thereof and (C) obligations in respect of its guarantee of (w) the ABL Credit Agreement (including any Qualified Inventory Financing incurred or documented thereunder), (~~y~~x) obligations (other than Indebtedness for borrowed money) of the Subsidiaries incurred in the ordinary course of such Subsidiaries’ business ~~and~~, (~~z~~y) Qualified Receivables Financings and (z) Qualified Inventory Financings;”

SECTION 2. Other Loan Documents. The Required Lenders hereby agree to, and hereby authorize the Administrative Agent to enter into, any intercreditor agreements, or amendments to the ABL Intercreditor Agreement or any other Loan Document, in either case to allow a Qualified Inventory Financing to be provided under the ABL Credit Agreement (though the incurrence of such Qualified Inventory Financing is pursuant to clause 6.01(t) of the Credit Agreement); it being understood and agreed that the assets of the Non-U.S. Subsidiary borrower or borrowers that secure such Qualified Inventory Financing will not be or become Collateral for the Loan Document Obligations. Such amendments may include releasing, subordinating and/or foregoing all or any Liens securing the Secured Obligations on Collateral that is permitted to secure Qualified Inventory Financings, including Liens on any deposit accounts.

SECTION 3. Representations and Warranties. In order to induce the Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, each Borrower represents and warrants to the Lenders for itself and the Loan Parties that are its Subsidiaries that:

(a) Each of the Loan Parties has the power and authority to execute, deliver and perform its obligations under this Amendment, the Credit Agreement, as amended by this Amendment (the “Amended Agreement”) and each of the other Loan Documents to which it is a party.

(b) The execution, delivery and performance by each of the Loan Parties of this Amendment, the Amended Agreement and each of the other Loan Documents to which it is a party (a) have been duly authorized by all corporate, public limited company or limited liability company or partnership action required to be obtained by such Loan Party and (b) will not (i) (A) violate any provision of law, statute, rule or regulation, or of the Organizational Documents of such Loan Party, (B) violate any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any indenture, certificate of designation for preferred stock, agreement or any other instrument to which such Loan Party is a party or by which any of them or their property is or may be bound, where any such conflict, violation, breach or default referred to in this clause (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02 of the Credit Agreement.

(c) No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery and performance by each of the Loan Parties of this Amendment, the Amended Agreement and the other Loan Documents to which it is a party, except for (a) such as have been made or obtained and are in full force and effect, and (b) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

(d) When this Amendment is executed and delivered by each Loan Party that is party hereto, this Amendment and the Amended Agreement will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(e) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date, as though made on and as of the Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification).

(f) No Default or Event of Default shall have occurred and be continuing or will result from the consummation of the transactions contemplated by this Amendment.

SECTION 4. Conditions to Effectiveness. This Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received either (i) a counterpart of this Amendment signed on behalf of the Borrowers and the Required Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Amendment) that the Borrowers and the Required Lenders have signed a counterpart of this Amendment.

(b) The Administrative Agent shall have received (i) an amendment fee, for the account of each Lender that consents to this Amendment by executing and delivering this Amendment to the Administrative Agent appropriately completed on or prior to 12:00 p.m., New York City time, on July 26, 2013, in an amount equal to 0.025% of the outstanding principal amount of such Lender’s Term Loans under the Credit Agreement and (ii) all fees and other amounts previously agreed in writing by the Administrative Agent, and the Borrowers to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be so reimbursed or paid.

(c) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date, as though made on and as of the Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification).

(d) No Default or Event of Default shall have occurred and be continuing or will result from the consummation of the transactions contemplated by this Amendment.

SECTION 5. Miscellaneous Provisions.

(a) This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provisions of the Credit Agreement or any other Loan Document.

(b) This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered (including by facsimile or electronic transmission) shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Dutch Borrower and the Administrative Agent.

(c) THIS AMENDMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AMENDMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

(d) Section 9.10(b) of the Credit Agreement will apply with like effect to this Amendment and any dispute arising hereunder.

(e) From and after the Effective Date, all references in the Credit Agreement and in each of the other Loan Documents to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as amended, amended and restated, supplemented or otherwise modified hereby. This Amendment shall constitute a Loan Document for all purposes under the Credit Agreement and each of the other Loan Documents.

(f) This Amendment shall be binding upon and inure to the benefit of the Borrowers and the other Loan Parties and each of their respective successors and assigns, and upon the Administrative Agent and the Lenders and their respective successors and assigns.

(g) Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(h) If the Dutch Borrower is represented by an attorney in connection with the signing and/or execution of this Amendment it is hereby expressly acknowledged and accepted by the other parties to this Amendment that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his authority shall be governed by the laws of the Netherlands.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

DUTCH BORROWER:

CONSTELLIUM N.V.

By:	/s/ Pierre Vareille
	Name:	Pierre Vareille
	Title:	Executive Director

Signature Page to Amendment

FRENCH BORROWER:

CONSTELLIUM FRANCE S.A.S

By:	/s/ Corinne Fornara
	Name:	Corinne Fornara
	Title:	Group Controller

By:	/s/ Manuel Gabrié
	Name:	Manuel Gabrié
	Title:	Financial Director

Signature Page to Amendment

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

Signature Page to Amendment

as a Lender

Executed signature pages from consenting Lenders are on file with the Administrative Agent

By:
Name:
Title:

For any institution requiring a second signatory:

By:
Name:
Title:

Signature Page to Amendment